INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com
HORMEL FOODS REPORTS FIRST QUARTER FISCAL 2023 RESULTS
AUSTIN, Minn. (Mar. 2, 2023) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the first quarter of fiscal 2023. Effective Oct. 31, 2022, the Company transitioned to three operating segments – Retail, Foodservice and International. The Company provided recast financial information for fiscal years 2021 and 2022 via a Form 8-K filed with the U.S. Securities and Exchange Commission on Feb. 28, 2023. All comparisons are to the first quarter of fiscal 2022 unless otherwise noted.

EXECUTIVE SUMMARY - FIRST QUARTER
•Net sales of $3.0 billion
•Operating income of $289 million
•Operating margin of 9.7%
•Earnings before income taxes of $281 million
•Effective tax rate of 22.6%
•Diluted net earnings per share of $0.40
•Cash flow from operations of $204 million

EXECUTIVE COMMENTARY
“The operating environment at the beginning of fiscal 2023 remained challenging,” said Jim Snee, chairman of the board, president and chief executive officer. “While many areas of the business performed ahead of last year, our results were disappointing and below our expectations, reflecting the persistent impact from inflationary pressures, supply chain inefficiencies and lower-than-expected sales volumes across our business segments."

"In general, demand from consumers and operators remains elevated in key categories, and we are delivering balanced growth between volume and price across many parts of our portfolio," Snee said. "Specific to the first quarter, our top-line results were mixed. We continued to see strong demand for many of our center-store, refrigerated, Mexican and premium items at retail, including Hormel® Black Label® bacon, Columbus® charcuterie, Hormel® chili, Hormel® pepperoni, Applegate® breaded chicken, Herdez® products, Hormel® Square TableTM entrees and Mary Kitchen® hash. Likewise, solutions-based items in our Foodservice segment had another strong quarter, with volume growth in sliced meats and from brands such as Cafe H®, Hormel® Fire BraisedTM, Hormel® Bacon 1TM and Austin Blues®. These gains, however, were offset by the planned volume declines in commodity pork, continued volume impacts across our turkey supply chain, and lower sales of snack nuts. Our team in China also faced incredibly difficult operating conditions throughout the quarter."

OUTLOOK
“We remain well positioned in the retail, foodservice and international channels, and expect to drive net sales growth in each of our segments this year,” Snee said. "Demand for our leading retail brands remains favorable, our Foodservice segment expects strong growth for the remainder of the year, and we anticipate the near-term challenges for our International segment to abate over the coming months. Compared to our expectations heading into the year, earnings are being pressured by increased inefficiencies across our supply chain related to higher inventory levels and softness in the snack nuts category.”

"To address these challenges, our teams will be focused on three areas," Snee said. "First, we are taking immediate action to combat inventory levels and warehousing costs. These actions are expected to result in short-term margin compression. Second, we will execute strategies to drive improvement for our Planters® business and the snack nuts category, including optimizing brand and promotional support, introducing innovation and expanding assortments. Third, we will continue to implement our new operating model, GoFWD, including capturing the synergies from fully integrating our Jennie-O Turkey Store business and standing up our Brand Fuel center of excellence. Our new operating model should better enable improved business performance as the year progresses."

For the full year, the Company expects net sales growth of 1-3% compared to last year, consistent with its previous guidance. Full-year diluted net earnings per share are now expected to be $1.70 to $1.82 per share. Additionally, the Company is reaffirming its previously communicated expectations for effective tax rate, depreciation and amortization, and capital expenditures.

UPDATE ON STRATEGIC PRIORITIES
Protect & grow our core brands
•We grew volume and sales in the marketplace1 on many core product lines, including Hormel® chili, Hormel® Square TableTM entrees, Dinty Moore® stew and Hormel® Black Label® bacon.
•We are benefiting from additional capacity for our core bacon and pepperoni products and expect additional SPAM® capacity beginning in the second quarter. We expect to reintroduce 7-ounce SPAM® into the marketplace after a three-year hiatus.

Amplify scale in snacking & entertaining
•The Planters® brand launched the ad campaign The Roast of Mr. Peanut® during the Big Game, including a 30-second ad during the game and a 12-minute online feature. The campaign has garnered more than 2.5 billion earned impressions.2
•The Columbus® brand maintained share during the quarter1 and remains in the No. 1 dollar and volume share1 position in the dry deli lunchmeat category.

Enhance growth of our ethnic & Food Forward portfolios
•The MegaMex team grew or maintained dollar and volume share3 in the salsa and refrigerated guacamole categories behind the Herdez®, WHOLLY®, CHI-CHI'S® and La Victoria® brands.
•Our Applegate® products grew dollar sales 6% in the most recent quarter.4

Expand leadership in foodservice
•We recently invested in our Culinary Collective, an effort to centralize and leverage our talented culinary teams across the organization to bring Food Forward and innovative ideas to the marketplace. This group is driving new sales opportunities and highlighting the versatility and value of our foodservice products with customers and operators.
•Over the last year, the Corn Nuts® brand has grown sales double-digits by increasing distribution across channels.5 Consistent with our focus on innovation, we are launching a new flavor variety, Corn Nuts® Mexican Style Street Corn, in the second quarter.

Aggressively develop our global presence
•In December, we purchased approximately 29% of the shares of Garudafood, one of the largest food and beverage companies in Indonesia. This investment further supports the global execution of our snacking and entertaining strategic priority.

Continue to transform our company
•We transitioned to our new strategic operating model, GoFWD, on Oct. 31, 2022.
•We made significant progress toward fully integrating Jennie-O Turkey Store into the Company's One Supply Chain and new operating segments.

SEGMENT HIGHLIGHTS – FIRST QUARTER
Prior-period segment results have been retrospectively recast to reflect the new reportable segments. The Company provided unaudited recast financial information for fiscal years 2021 and 2022 via a Form 8-K filed on Feb. 28, 2023.

Volume and net sales declined for each segment for the first quarter of fiscal 2023 due to lower fresh pork availability resulting from the Company's new pork supply agreement and lower turkey volumes due to the ongoing impacts of highly pathogenic avian influenza (HPAI) in the Company's vertically integrated turkey supply chain.

Retail
•Volume down 13%
•Net sales down 2%
•Segment profit down 9%

Net sales growth from the bacon, global flavors, convenient meals and proteins, and emerging brands verticals was offset by lower sales in the value-added meats, and snacking and entertaining verticals. Net sales increased for products such as Hormel® Black Label® bacon, Columbus® charcuterie, Hormel® chili, Herdez® salsa and sauces, Hormel® Square TableTM entrees and Mary Kitchen® hash. Lower sales of snack nuts and peanut butter offset a majority of these gains. Segment profit declined due to the impact from lower net sales, unfavorable mix and higher operating costs, partially offset by the benefit from pricing actions across the portfolio, higher equity in earnings from MegaMex and improved results for the bacon business.

Foodservice
•Volume down 6%
•Net sales down 2%
•Segment profit up 1%

Products in the sliced meats, pepperoni, premium prepared proteins, and premium bacon and breakfast sausage categories grew volume and net sales for the quarter. Net sales declines can be partially attributed to lower net pricing reflecting commodity relief in certain categories. Segment profit increased due to improved mix across the portfolio.

International
•Volume down 14%
•Net sales down 8%
•Segment profit down 27%

Volume and net sales growth from our branded exports, including the SPAM® and SKIPPY® brands, and improved results in Brazil, were partially offset by lower sales in China due to ongoing COVID-related disruption. Segment profit declined, as strong results from our joint venture in the Philippines did not overcome significantly lower turkey and fresh pork export sales, lower sales in China and elevated logistics expenses.

SELECTED FINANCIAL DETAILS
•Advertising spend was $47 million, comparable with last year.
•The effective tax rate was 22.6%, compared to 22.4% for the previous year. The effective tax rate for fiscal 2023 is expected to be between 21.0% and 23.0%.
•Capital expenditures in the first quarter were $37 million, compared to $50 million last year. The Company's target for capital expenditures in fiscal 2023 is $350 million.
•Depreciation and amortization expense in the first quarter was $71 million, compared to $64 million last year. The full-year expense is expected to be approximately $285 million.

PRESENTATION
A conference call will be webcast at 8:30 a.m. CST on Mar. 2, 2023. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-396-8049 (toll-free) or 416-764-8646 (international). An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Mar. 2, 2023, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on the "100 Best Corporate Citizens" list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company's reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1IRI panel, Total US All Outlet, volume and dollar sales for 13 weeks ended 1/29/2023
2Per ICF Next research
3IRI Market Advantage, Total US MULO, 13 weeks ending 1/22/2023
4NielsenIQ Discover, Total US xAOC, dollar sales for 12 weeks ended 1/28/2023
5IRI Market Advantage, Total US MULO + Convenience, 52 weeks ending 1/22/2023

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	January 29, 2023	January 30, 2022	% Change
Volume (lbs.)
Retail	752,887	868,939	(13.4)
Foodservice	237,087	252,249	(6.0)
International	72,237	83,684	(13.7)
Total	1,062,211	1,204,872	(11.8)

Net Sales
Retail	$1,957,797	$1,995,896	(1.9)
Foodservice	834,750	854,194	(2.3)
International	178,445	194,268	(8.1)
Total	$2,970,992	$3,044,358	(2.4)

Segment Profit
Retail	$154,677	$169,702	(8.9)
Foodservice	136,442	134,758	1.2
International	19,905	27,239	(26.9)
Total Segment Profit	311,025	331,699	(6.2)
Net Unallocated Expense	29,755	22,933	29.7
Noncontrolling Interest	(69)	139	(149.4)
Earnings Before Income Taxes	$281,201	$308,904	(9.0)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended
	January 29, 2023	January 30, 2022
Net Sales	$2,970,992	$3,044,358
Cost of Products Sold	2,475,043	2,505,610
Gross Profit	495,949	538,749
Selling, General, and Administrative	222,056	225,972
Equity in Earnings of Affiliates	15,559	6,898
Operating Income	289,452	319,675
Interest and Investment Income	10,096	3,869
Interest Expense	18,347	14,640
Earnings Before Income Taxes	281,201	308,904
Provision for Income Taxes	63,551	69,194
Effective Tax Rate	22.6%	22.4%
Net Earnings	217,651	239,710
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(69)	139
Net Earnings Attributable to Hormel Foods Corporation	$217,719	$239,571

Net Earnings Per Share:
Basic	$0.40	$0.44
Diluted	$0.40	$0.44

Weighted-average Shares Outstanding:
Basic	546,384	542,680
Diluted	550,031	547,928

Dividends Declared per Share	$0.2750	$0.2600

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	January 29, 2023	October 30, 2022
Assets
Cash and Cash Equivalents	$599,789	$982,107
Short-term Marketable Securities	17,792	16,149
Accounts Receivable	787,213	867,593
Inventories	1,730,086	1,716,059
Taxes Receivable	7,145	7,177
Prepaid Expenses and Other Current Assets	53,281	48,041
Total Current Assets	3,195,306	3,637,125

Goodwill	4,927,923	4,925,829
Other Intangibles	1,798,732	1,803,027
Pension Assets	242,358	245,566
Investments In and Receivables from Affiliates	701,629	271,058
Other Assets	292,697	283,169
Net Property, Plant, and Equipment	2,124,402	2,141,146
Total Assets	$13,283,047	$13,306,919

Liabilities and Shareholders' Investment
Accounts Payable and Accrued Expenses	$764,525	$875,405
Accrued Marketing Expenses	133,240	113,105
Employee Related Expenses	213,540	279,072
Interest and Dividends Payable	158,376	163,963
Taxes Payable	94,775	32,925
Current Maturities of Long-term Debt	8,929	8,796
Total Current Liabilities	1,373,385	1,473,266

Long-term Debt Less Current Maturities	3,292,559	3,290,549
Pension and Post-retirement Benefits	389,423	385,832
Deferred Income Taxes	471,457	475,212
Other Long-term Liabilities	137,230	141,840
Accumulated Other Comprehensive Loss	(252,261)	(255,561)
Other Shareholders' Investment	7,871,254	7,795,780
Total Liabilities and Shareholders' Investment	$13,283,047	$13,306,919

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended
	January 29, 2023	January 30, 2022
Operating Activities
Net Earnings	$217,651	$239,710
Depreciation and Amortization	70,893	64,280
Decrease (Increase) in Working Capital	(67,564)	54,382
Other	(17,351)	25,384
Net Cash Provided by (Used in) Operating Activities	203,629	383,756

Investing Activities
Net (Purchase) Sale of Securities	(833)	(1,611)
Net Purchases of Property and Equipment	(32,036)	(49,359)
Decrease (Increase) in Investments, Equity in Affiliates, and Other Assets	(418,616)	1,290
Other	16	—
Net Cash Provided by (Used in) Investing Activities	(451,469)	(49,680)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,189)	(2,163)
Dividends Paid on Common Stock	(142,017)	(132,909)
Other	2,635	11,053
Net Cash Provided by (Used in) Financing Activities	(141,570)	(124,019)
Effect of Exchange Rate Changes on Cash	7,093	846
Increase (Decrease) in Cash and Cash Equivalents	(382,318)	210,904
Cash and Cash Equivalents at Beginning of Year	982,107	613,530
Cash and Cash Equivalents at End of Quarter	$599,789	$824,434